UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 3, 2015

Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1389 Moffett Park Drive, Sunnyvale, CA 94089
(Address of principal executive offices)

Registrant's telephone number, including area code: (408) 548-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Departure of Directors or Certain Officers
On September 3, 2015, Eitan Gertel resigned as the Chief Executive Officer of Finisar Corporation (the “Company”) and as a member of the Company’s Board of Directors (the “Board”), effective immediately. The Company and Mr. Gertel entered into a Separation Agreement dated September 3, 2015 (the “Separation Agreement”). Under the Separation Agreement and subject to the terms and conditions set forth therein, Mr. Gertel will receive (1) a cash severance benefit equal to Mr. Gertel’s base salary for 12 months and his average annual bonus for the last three fiscal years (which totals approximately $837,667), and (2) payment of Mr. Gertel’s COBRA premiums for continuation of health benefits for up to 12 months. Mr. Gertel will also receive payment of 60 days’ base salary. Mr. Gertel’s outstanding equity-based awards granted by the Company that are unvested on the date of his resignation will terminate without payment on that date, except that with respect to Mr. Gertel’s outstanding restricted stock unit awards granted by the Company in June of each of 2012, 2013 and 2014, five-twelfths of the installment of the award that is scheduled to vest in June 2016 will accelerate and be vested on his resignation. The Separation Agreement also includes Mr. Gertel’s release of claims and certain other covenants in favor of the Company.
(c) Appointment of Certain Officers
Effective September 3, 2015, Jerry S. Rawls, 70, was named Chief Executive Officer of the Company. Mr. Rawls will also continue as the Executive Chairman and as the principal executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 10, 2015                     Finisar Corporation
By: /s/ Christopher E. Brown
Christopher E. Brown
Executive Vice President and Chief Counsel